SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              _____________________
                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                  Date of earliest event reported: May 15, 2002



                               LMI AEROSPACE, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                                    Missouri
                 (State or Other Jurisdiction of Incorporation)


       0-24293                                        43-1309065
(Commission File Number)                  (I.R.S. Employer Identification No.)

3600 Mueller Road, St. Charles, Missouri              63302-0900
(Address of Principal Executive Offices)               (Zip Code)

                                 (636) 946-6525
              (Registrant's Telephone Number, Including Area Code)

                              _____________________

Item 5.  Other Events.

     On May 15, 2002, LMI Aerospace, Inc. issued a press release relating to its financial performance during the First Quarter of 2002. The text of the announcement is attached hereto as Exhibit 99.1.


         Exhibit Number             Description

         99.1 Text of Press Release, dated May 15, 2002, issued by LMI Aerospace, Inc.

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 16, 2002

                                    LMI AEROSPACE, INC.

                                    By:  /s/ Lawrence E. Dickinson
                                       ---------------------------------------
                                         Lawrence E. Dickinson
                                         Chief Financial Officer and Secretary

                                  EXHIBIT INDEX


Exhibit                        Description

99.1             Text of Press Release, dated May 15, 2002, issued by
                 LMI Aerospace, Inc.

                                                                   Exhibit 99.1

                                                            LMI Aerospace, Inc.
                                                            Post Office Box 900
                                                    St. Charles, Missouri 63302

Contact:
Ed Dickinson, Chief Financial Officer, 636/916-2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE REPORTS SALES INCREASE OF 11.9 PERCENT
IN FIRST QUARTER OF 2002

                Tempco sales offset decline in aerospace revenues


     ST. LOUIS, May 15, 2002 - LMI Aerospace, Inc. (Nasdaq:LMIA) announced today that sales in the first quarter of 2002 were $17.9 million, an increase of 11.9 percent from the first quarter of 2001. The acquisition of Tempco Engineering in April 2001 contributed to the increased sales.

     For the quarter ended March 31, 2002, sales were $17.9 million vs. $16.0 million in the quarter ended March 31, 2001. Net income was $464,000 or $0.06 per diluted share in the first quarter of 2002, down from $882,000 or $0.11 per diluted share in the same quarter of 2001. In accordance with SFAS 142, net income for the first quarter of 2002 did not include goodwill amortization.

     "This is our sixth consecutive profitable quarter, despite difficult market conditions," said Ronald S. Saks, President and Chief Executive Officer of LMI Aerospace. "The acquisition of Tempco added $5.8 million in sales for the quarter; however, our aerospace sales declined by $3.9 million as a result of lower production rates and inventory adjustments at Boeing, Learjet and Gulfstream."

     Gross profit for the first quarter of 2002 was $3.8 million, or 21.3 percent of net sales, compared to $3.7 million and 23.1 percent in the first quarter of 2001. The increase in gross margin resulted primarily from the addition of Tempco's results in the quarter. Gross profit was adversely affected by the increase in aerospace finished goods inventory resulting from customers' deferral of shipments and inventory adjustments, as well as the costs associated with orders for new components received from Lockheed.

     Selling, general, and administrative expenses in the quarter were $450,000 higher than the prior year, due primarily to the inclusion of expenses at Tempco.

     Backlog at March 31, 2002, was approximately $57.8 million, up from $43.7 million at the end of the first quarter of 2001. Long-term debt, net of cash, at March 31, 2002, was $11.7 million. Cash did decline during the quarter as accounts receivable and inventories grew. However, the Company still has available its $7.0 million revolving credit agreement.

     "Reaffirming our prior comments, recent events have caused several of our major commercial aerospace customers to adjust delivery schedules and reduce production rates, while our military and semiconductor customers are accelerating some schedules," Saks said. "We continue to expect 2002 sales will be in the range of $78 million to $82 million and gross margins at 20 percent to 23 percent. The portion of LMI sales attributable to large commercial aircraft fell to 37 percent of total sales in the first quarter of 2002, and we expect military sales will exceed commercial aircraft sales by the third quarter of 2002."

     A webcast to provide an updated outlook and estimates for 2002 will be available on our webpage at www.lmiaerospace.com at 9:00 a.m. CST on May 24, 2002.

     LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The Company operates eight manufacturing facilities that fabricate, finish and integrate close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, and for laser equipment used in the semiconductor and medical industries. Its products include leading edge wing slats and lens assemblies; cockpit window frame assemblies; fuselage skins and supports; passenger and cargo door frames and supports; and excimer laser components.

     This press release includes forward-looking statements related to LMI Aerospace's outlook for 2002 and future periods, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace's filings with the Securities and Exchange Commission.




                               LMI Aerospace, Inc.
                 Condensed Consolidated Statements of Operations
             (Amounts in thousands, except share and per share data)
                                   (Unaudited)

                                  For the Three Months Ended March 31
                                   2002                  2001



Net sales                       $  17,908             $  16,048
Cost of sales                      14,102                12,345
                                ---------------------------------------
Gross profit                        3,806                 3,703

Selling, general, and
 administrative expenses            2,792                 2,342
                                ---------------------------------------
Income from operations              1,014                 1,361

Interest expense                     (271)                   (4)
                                ---------------------------------------
Income before income taxes            743                 1,357

Provision for income taxes            279                   475
                                ---------------------------------------
Net income                          $ 464                 $ 882
                                =======================================

Amounts per common share:
Net income per common share         $0.06                 $0.11
                                =======================================

Net income per common
  share - assuming dilution         $0.06                 $0.11
                                =======================================

Weighted average common shares
  outstanding                   8,023,930             8,080,969
                                =======================================
Weighted average dilutive
  stock options outstanding       123,053                11,593
                                =======================================



                                                          LMI Aerospace, Inc.
                                                 Condensed Consolidated Balance Sheets
                                        (Amounts in thousands, except share and per share data)



                                                                                 March 31,
                                                                                    2002            December 31,
                                                                                (unaudited)             2001
                                                                            -----------------------------------------

          Assets
          Current assets:
             Cash and cash equivalents                                            $  2,693           $   4,645
             Investments                                                               528                 643
             Trade accounts receivable, net                                          8,078               6,285
             Inventories                                                            23,630              23,045
             Prepaid expenses                                                        1,366                 787
             Deferred income taxes                                                     886                 886
                                                                            -----------------------------------------

          Total current assets                                                      37,181              36,291

          Property, plant, and equipment, net                                       23,514              24,014
          Other assets                                                                 309                 277
          Goodwill, net                                                              7,422               7,420
                                                                            -----------------------------------------

                                                                                 $  68,426           $  68,002
                                                                            =========================================


          Liabilities and stockholders' equity
          Current liabilities:
             Accounts payable                                                    $   4,552           $   3,547
             Accrued expenses                                                        2,309               2,659
             Current installments of long-term debt                                  2,312               2,334
                                                                            -----------------------------------------

          Total current liabilities                                                  9,173               8,540

          Long-term debt, less current installments                                 12,048              12,621
          Deferred income taxes                                                      1,191               1,192
                                                                            -----------------------------------------

          Total noncurrent liabilities                                              13,239              13,813

          Stockholders' equity:
             Common stock of $.02 par value; authorized 28,000,000
               shares; issued 8,736,427 and 8,736,427 at December 31,
               2001 and at March 31, 2002, respectively                                175                 175
             Additional paid-in capital                                             26,171              26,171
             Treasury Stock, at cost, 716,676 and 709,541 shares at
               December 31, 2001 and March 31, 2002, respectively                   (3,366)             (3,402)
             Accumulated other comprehensive loss                                     (115)                  -
                                                                            -----------------------------------------

             Retained earnings                                                      23,150              22,705
                                                                            -----------------------------------------

          Total stockholders' equity                                                46,014              45,649
                                                                            -----------------------------------------

                                                                                 $  68,426           $  68,002
                                                                            =========================================
